Exhibit 99.1

Advanced Merger Partners, Inc. Announces Pricing of $250 Million Initial Public Offering

New York, NY, March 1, 2021 – Advanced Merger Partners, Inc. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “AMPI.U” beginning March 2, 2021. Each unit consists of one share of the Company’s Class A common stock and one-sixth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “AMPI” and “AMPI WS,” respectively.

The offering is expected to close on March 4, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC is acting as sole book running manager in the offering. Roberts & Ryan Investments, Inc. is acting as co-manager. The underwriters have been granted a 45-day option to purchase up to an additional 3,750,000 units offered by the Company to cover over-allotments, if any, at the initial public offering price.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange

Commission (“SEC”) on March 1, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282; Telephone: 1-866-471-2526; E-mail: Prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Advanced Merger Partners, Inc.

Advanced Merger Partners, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by an affiliate of Houlihan Lokey, Inc., a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation, and an affiliate of Saddle Point Management, L.P., a NewYork-based registered investment adviser. The Company has not selected any specific business combination target and may pursue an acquisition opportunity in any industry or sector for its initial business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to its proposed initial public offering, the anticipated use of the net proceeds thereof and its search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts

Advanced Merger Partners, Inc.

Roy J. Katzovicz; John Mavredakis

(212) 951-1223

ampinfo@saddlept.com